Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Sage Fund Limited Partnership

We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of Sage Fund Limited Partnership (the “Fund”), as of December  31, 2008 and 2007, and the related statements of operations, cash flows, and changes in partners’ capital (net asset value) for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sage Fund Limited Partnership as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
March 30, 2009

Sage Fund Limited Partnership
Statements of Financial Condition
December 31, 2008 and 2007

	2008	2007
Assets

Equity in broker trading accounts
Cash	$11,443,872	$9,256,480
Net unrealized gain on open futures contracts	9,125,848	4,370,890
U.S. Government securities, at fair value (cost – $4,459,960 and $0, respectively)	4,498,180	-
Accrued interest	4,502	28,655
Deposits with broker	25,072,402	13,656,025
Cash and cash equivalents	16,302,018	2,634,632
Commercial paper, at fair value (cost - $19,474,253 and $19,999,910, respectively)	19,576,904	20,197,460
Government-sponsored enterprises, at fair value (cost - $9,036,740 and $0, respectively)	9,138,786	-
Corporate notes, at fair value (cost - $3,965,000 and $0, respectively)	4,013,516	-
General Partner 1 percent allocation	-	10,717

Total assets	$74,103,626	$36,498,834

Liabilities and Partners' Capital (Net Asset Value)

Liabilities
Subscriptions received in advance	$1,513,541	$2,355,689
Advisor incentive fee	2,303,426	-
Redemptions payable	2,852,196	465,364
General Partner 1 percent allocation	210,560	-
Selling agents’ fee	177,400	85,229
Commissions and other trading fees on open contracts	10,133	11,736
Accounts payable – General Partner	125,530	58,150
General Partner management fee	65,047	31,250
Advisor management fee	47,910	27,764
Total liabilities	7,305,743	3,035,182

Partners' Capital (Net Asset Value)
Class A interests – 23,461.0047 and 17,073.6810 units outstanding at December 31, 2008 and 2007, respectively	66,797,883	33,463,652
Total partners' capital (net asset value)	66,797,883	33,463,652

Total liabilities and partners' capital (net asset value)	$74,103,626	$36,498,834

The accompanying notes are an integral part of these financial statements.

Sage Fund Limited Partnership
Condensed Schedule of Investments
December 31, 2008

U.S. GOVERNMENT SECURITIES

Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$4,500,000	01/08/09	US Treasury Bill, 1.82% *	$4,498,180	6.73%
		Total U.S. Government securities (cost – $4,459,960)	$4,498,180	6.73%

GOVERNMENT-SPONSORED ENTERPRISES

Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$4,827,000	01/02/09	Fed Home Ln Discount Nt, 2.42%	$4,826,675	7.23%
4,329,000	02/23/09	Fannie Discount Note, 2.65%	4,312,111	6.46%
		Total Government-sponsored enterprises (cost – $9,036,740)	$9,138,786	13.69%

COMMERCIAL PAPER

Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$4,113,000	03/04/09	Citigroup Funding Inc., 3.08%	$4,091,183	6.12%
4,000,000	03/06/09	Royal Bk of Scotland Grp, 2.65%	3,981,155	5.96%
4,000,000	05/04/09	General Elec Cap Corp, 2.48%	3,966,107	5.94%
3,800,000	05/04/09	Shell Intl Finance Bv, 2.08%	3,772,995	5.65%
3,800,000	05/04/09	Societe Generale N Amer, 2.66%	3,765,464	5.64%
		Total commercial paper securities (cost – $19,474,253)	$19,576,904	29.31%

* Pledged as collateral for the trading of futures contracts.

The accompanying notes are an integral part of these financial statements.

Sage Fund Limited Partnership
Condensed Schedule of Investments (continued)
December 31, 2008

CORPORATE NOTE

Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$4,000,000	03/25/09	Bear Stearns Co. (JP Morgan Chase & Co.), 3.25%	$4,013,516	6.01%
		Total corporate note securities (cost – $3,965,000)	$4,013,516	6.01%

LONG U.S. FUTURES CONTRACTS

Description	Net unrealized gain (loss) on open long contracts (Fair Value)	% of Net Asset Value
Agricultural	$61,815	0.09%
Currency	18,953	0.03%
Interest rate
Eurodollar (372 contracts, March 2009 – June 2010)	998,300	1.50%
Other	415,789	0.62%
Metal **	(761,359)	(1.14%)
Stock index	26,400	0.04%
Total long U.S. futures contracts	$759,898	1.14%

** No individual futures contract position constituted greater than 1 percent of the net asset value. Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

Sage Fund Limited Partnership
Condensed Schedule of Investments (continued)
December 31, 2008

SHORT U.S. FUTURES CONTRACTS

Description	Net unrealized gain (loss) on open short contracts (Fair Value)	% of Net Asset Value
Agricultural **	$815,480	1.22%
Currency	7,981	0.01%
Energy	219,865	0.33%
Metal
LME aluminum (73 contracts, January 2009 – April 2009)	836,531	1.25%
Other **	1,336,654	2.00%
Stock index	(1,440)	0.00%

Total short U.S. futures contracts	$3,215,071	4.81%

Total U.S. futures contracts	$3,974,969	5.95%

LONG FOREIGN FUTURES CONTRACTS

Description	Net unrealized gain on open long contracts (Fair Value)	% of Net Asset Value
Agricultural	$173,542	0.26%
Currency	214,787	0.32%
Interest rate
LIFFE 3M sterling (212 contracts, March 2009 – June 2010)	766,971	1.15%
Other **	1,836,502	2.75%
Stock index	89,394	0.13%
Total long foreign futures contracts	$3,081,196	4.61%

** No individual futures contract position constituted greater than 1 percent of the net asset value. Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

Sage Fund Limited Partnership
Condensed Schedule of Investments (continued)
December 31, 2008

SHORT FOREIGN FUTURES CONTRACTS

Description	Net unrealized gain on open short contracts (Fair Value)	% of Net Asset Value
Agricultural **	$729,135	1.09%
Currency	382,938	0.57%
Energy	373,418	0.56%
Metal	584,192	0.88%
Total short foreign futures contracts	$2,069,683	3.10%

Total foreign futures contracts	$5,150,879	7.71%

Net unrealized gain on open futures contracts	$9,125,848	13.66%

** No individual futures contract position constituted greater than 1 percent of the net asset value. Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

Sage Fund Limited Partnership
Condensed Schedule of Investments
December 31, 2007

COMMERCIAL PAPER

Face Value	Maturity Date	Description	Fair Value	% of Net Asset Value
$4,000,000	04/16/08	General Elec Cap Corp, 4.71%	$3,944,527	11.79%
4,000,000	04/16/08	Merrill Lynch & Co, 4.75%	3,944,055	11.79%
4,000,000	04/17/08	Calyon North America Inc, 4.705%	3,944,063	11.79%
4,495,000	04/22/08	UBS Finance Delaware LLC, 4.685%	4,429,483	13.24%
4,000,000	05/01/08	Morgan Stanley, 4.81%	3,935,332	11.76%
		Total commercial paper securities (cost – $19,999,910)	$20,197,460	60.37%

LONG U.S. FUTURES CONTRACTS

Description	Net unrealized gain (loss) on open long contracts (Fair Value)	% of Net Asset Value
Agricultural
Soybeans (67 contracts, March 2008 – July 2008)	$424,675	1.27%
Other **	892,691	2.67%
Currency	(5,345)	(0.02%)
Energy **	541,633	1.62%
Interest rate **	509,922	1.52%
Metal	(242,313)	(0.72%)
Stock index	(74,940)	(0.22%)
Total long U.S. futures contracts	$2,046,323	6.12%

** No individual futures contract position constituted greater than 1 percent of the net asset value. Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

Sage Fund Limited Partnership
Condensed Schedule of Investments (continued)
December 31, 2007

SHORT U.S. FUTURES CONTRACTS

Description	Net unrealized gain (loss) on open short contracts (Fair Value)	% of Net Asset Value
Agricultural	$123,216	0.37%
Currency	(59,978)	(0.18%)
Energy	(63,776)	(0.19%)
Interest rate	(2,575)	(0.01%)
Metal **	626,097	1.87%
Stock index	(2,750)	(0.01%)
Total short U.S. futures contracts	$620,234	1.85%

Total U.S. futures contracts	$2,666,557	7.97%

LONG FOREIGN FUTURES CONTRACTS

Description	Net unrealized gain on open long contracts (Fair Value)	% of Net Asset Value
Agricultural **	$719,451	2.15%
Currency	54,964	0.16%
Energy	318,926	0.95%
Interest rate	241,154	0.72%
Metal **	341,757	1.02%
Stock index	70,244	0.21%
Total long foreign futures contracts	$1,746,496	5.21%

** No individual futures contract position constituted greater than 1 percent of the net asset value. Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

Sage Fund Limited Partnership
Condensed Schedule of Investments (continued)
December 31, 2007

SHORT FOREIGN FUTURES CONTRACTS

Description	Net unrealized gain (loss) on open short contracts (Fair Value)	% of Net Asset Value
Agricultural	$(126,060)	(0.38%)
Currency	(15,355)	(0.05%)
Energy	(36,140)	(0.11%)
Interest rate	88,908	0.27%
Metal	804	-%
Stock index	45,680	0.14%
Total short foreign futures contracts	$(42,163)	(0.13%)

Total foreign futures contracts	$1,704,333	5.08%

Net unrealized gain on open futures contracts	$4,370,890	13.05%

** No individual futures contract position constituted greater than 1 percent of the net asset value. Accordingly, the number of contracts and expiration dates are not presented.

The accompanying notes are an integral part of these financial statements.

Sage Fund Limited Partnership
Statements of Operations
Years Ended December 31, 2008 and 2007

	2008	2007

Trading Gains (Losses)
Net realized gain (loss)	$25,064,453	$(3,786,944)
Net change in unrealized gain	4,754,958	3,551,353
Brokerage commissions	(190,735)	(138,418)
Net gain (loss) from trading	29,628,676	(374,009)

Net Investment Loss
Interest income	1,299,576	1,381,590

Expenses
General Partner management fee	570,020	327,118
General Partner 1 percent allocation	210,560	(10,717)
Advisor management fee	491,133	363,569
Advisor incentive fee	6,871,902	277,936
Selling agents’ fee	1,554,599	891,375
Operating expenses	699,332	550,620
Total expenses before waiver of operating expenses	10,397,546	2,399,901
Operating expenses waived	(314,697)	(329,344)
Net expenses	10,082,849	2,070,557

Net investment loss	(8,783,273)	(688,967)

Gain on sale of Refco receivable	-	378,902

Net income (loss)	$20,845,403	$(684,074)

	2008		2007
	Class A	Class B	Class A	Class B
Increase in Net Asset Value Per Unit	$887.23	$0.00	$(80.99)	$560.34

Net Income (Loss) Per Unit (based on weighted average number of units outstanding)	$988.88	$0.00	$(71.55)	$972.93

Weighted Average Number of Units Outstanding)	21,079.8705	-	14,857.2275	389.4423

The accompanying notes are an integral part of these financial statements.

Sage Fund Limited Partnership
Statements of Cash Flows
Years Ended December 31, 2008 and 2007

	2008	2007

Cash flows provided by (used in) operating activities
Net income (loss)	$20,845,403	$(684,074)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Net change in unrealized gain	(4,754,958)	(3,551,353)
Net proceeds (purchases) of commercial paper	620,556	(20,197,460)
Net purchases of corporate note	(4,013,516)	-
Net purchases of U.S. Government securities	(4,498,180)	-
Net purchases of Government-sponsored enterprises	(9,138,786)	-
Decrease in interest receivable	24,153	67,205
Decrease in due from Refco Capital Markets, Ltd.	-	710,441
Increase (decrease) in General Partner 1 percent allocation	221,277	(26,382)
Increase (decrease) in accounts payable and accrued expenses	2,515,317	(47,229)
Net cash provided by (used in) operating activities	1,821,266	(23,728,852)

Cash flows provided by (used in) financing activities
Contributions	21,038,512	10,359,238
Subscriptions received in advance	1,513,541	2,355,689
Redemptions	(8,518,541)	(2,961,979)
Net cash provided by financing activities	14,033,512	9,752,948

Net increase (decrease) in cash and cash equivalents	15,854,778	(13,975,904)

Cash and cash equivalents
Beginning of year	11,891,112	25,867,016
End of year	$27,745,890	$11,891,112
End of year cash and cash equivalents consists of:
Cash in broker trading accounts	$11,443,872	$9,256,480
Cash and cash equivalents	16,302,018	2,634,632
Total end of year cash and cash equivalents	$27,745,890	$11,891,112
Supplemental disclosure of cash flow information
Prior period redemptions paid	$465,364	$68,825
Prior period subscriptions received in advance	$2,355,689	$2,602,500

Supplemental schedule of non-cash financing activities:
Redemptions payable	$2,852,196	$465,364

The accompanying notes are an integral part of these financial statements.

Sage Fund Limited Partnership
Statements of Changes in Partners' Capital (Net Asset Value)
Years Ended December 31, 2008 and 2007

	Class A Interests		Class B Interests
	Units	Amount	Units	Amount	Total
Balance at December 31, 2006	11,679.9200	$23,838,111	676.2019	$706,395	$24,544,506
Net income (loss)	-	(1,062,976)	-	378,902	(684,074)
Contributions	6,564.8670	12,961,738	-	-	12,961,738
Redemptions	(1,604.9874)	(3,121,283)	(136.6561)	(237,235)	(3,358,518)
Transfers	433.8814	848,062	(539.5458)	(848,062)	-
Balance at December 31, 2007	17,073.6810	$33,463,652	-	$-	$33,463,652
Net income	-	20,845,403	-	-	20,845,403
Contributions	10,732.0222	23,394,201	-	-	23,394,201
Redemptions	(4,344.6985)	(10,905,373)	-	-	(10,905,373)
Balance at December 31, 2008	23,461.0047	$66,797,883	-	$-	$66,797,883

	Net Asset Value Per Unit
	December 31, 2008	December 31, 2007	December 31, 2006
Class A Units	$2,847.19	$1,959.96	$2,040.95
Class B Units (see Note 8)	$0.00	$0.000	$1,044.65

The accompanying notes are an integral part of these financial statements.

Sage Fund Limited Partnership
Notes to the Financial Statements
Years Ended December 31, 2008 and 2007

Note 1:	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Description of the Fund:

Sage Fund Limited Partnership (the “Fund”) is a Maryland limited partnership which operates as a commodity investment pool that commenced operations on August 2, 1995. Beginning September 1, 2007, the Fund uses Altis Partners (Jersey) Ltd. (the “Trading Advisor”), a commodity trading advisor, to engage in the trading of futures contracts and other financial instruments on behalf of the Fund.  Prior to that, the trading advisor was Sunrise Capital Partners, LLC, which charged the same incentive and management fee percentages as the Trading Advisor.

The Fund will automatically terminate on December 31, 2025, unless terminated earlier as provided in the Limited Partnership Agreement.

Regulation:

As a commodity pool, the Fund is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States Government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of commodity exchanges where the Fund executes transactions. Additionally, the Fund is subject to the requirements of Futures Commission Merchants (brokers).

Significant accounting policies are as follows:

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect  the  reported  amounts  of  assets  and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Sage Fund Limited Partnership
Notes to the Financial Statements
Years Ended December 31, 2008 and 2007

Revenue Recognition:

Futures are recorded on a trade date basis, and gains or losses are realized when contracts are liquidated. Unrealized gains and losses on open contracts (the difference between contract trade price and fair value) are reported in the statement of financial condition as a net gain or loss, as there exists a right of offset of unrealized gains or losses in accordance with Financial Accounting Standards Board Interpretation (“FASB”) No. 39 – Offsetting of Amounts Related to Certain Contracts, as amended by FASB No. 39-1 – Amendment of FASB Interpretation No. 39 (“FIN 39-1”). Any change in net unrealized gain or loss from the preceding period is reported in the statements of operations. Fair value of exchange-traded contracts is based upon exchange settlement prices. Commercial paper, corporate notes, U.S. Government securities and Government-sponsored enterprises are recorded at amortized cost and interest is accrued and recorded through maturity, which approximates fair value.

Cash and Cash Equivalents:

Cash equivalents are highly liquid investments with an original maturity of three months or less at the date of acquisition that are not held for sale in the normal course of business. The Fund is at risk to the extent that it maintains balances with such institutions in excess of insured limits; however, the Fund does not believe it is exposed to any significant credit risk.  As of December 31, 2008, significant cash balances held at Newedge USA, LLC, UBS Financial Services, Inc. and Bank of America are $11,443,872, $13,630,246 and $2,671,772, respectively.  As of December 31, 2007, significant cash balances held at Newedge USA, LLC and Bank of America are $9,256,480 and $2,629,962, respectively.

Brokerage Commissions:

Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

Ongoing Offering Costs:

Ongoing offering costs in connection with the continuous offering of Class A Interests are charged to expense as incurred.

Redemption Payable:

Redemptions payable represent redemptions approved by the General Partner prior to period end, including those that are not effective until subsequent periods.  These redemptions have been recorded using the period end net asset value per unit in accordance with the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

Income Taxes:

The Fund prepares calendar year U.S. and applicable state tax returns.  The Fund is not subject to federal income taxes as each partner is individually liable for his or her allocable share of the Fund’s income, expenses and trading gains or losses.  The Fund, however, may be required to file returns in various state and local jurisdictions as a result of its operations or the residency of its partners.

Sage Fund Limited Partnership
Notes to the Financial Statements
Years Ended December 31, 2008 and 2007

Fair Value of Financial Instruments:

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurement and also emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, except for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until fiscal years beginning after November 15, 2008.  The adoption of SFAS No. 157 was effective for the Fund on January 1, 2008, and did not impact our financial position, results of operations or cash flows.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and sets out a fair value hierarchy.  The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  Inputs are broadly defined under SFAS 157 as assumptions market participants would use in pricing an asset or liability. The three levels of the fair value hierarchy under SFAS 157 are described below:

Level 1.  Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2.  Inputs other than quoted prices within Level 1 that are observable for the asset or liability, either directly or indirectly.  A significant adjustment to a Level 2 input could result in the Level 2 measurement becoming a Level 3 measurement.

Level 3.  Inputs are unobservable for the asset or liability.

The following section describes the valuation techniques used by the Fund to measure different financial instruments at fair value and includes the level within the fair value hierarchy in which the financial instrument is categorized.

The Fund’s investments in these securities are short-term in nature with a duration of less than one year and, typically, the Fund holds these investments through maturity. As such, interest income generated from these investments is recorded in the statements of operations. The fair value of these investments as obtained from cash management and clearing firms statements are compared to amortized cost to verify that the carrying amounts approximates their fair value.

The Fund’s cash management account holder and clearing firm (UBS and Newedge, respectively) utilize pricing services to value U.S. Government securities, commercial paper, Government-sponsored enterprises and corporate notes investments. These pricing services utilize the market approach which uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Valuation techniques consistent with the market approach include matrix pricing. Matrix pricing, which is used for Level 2 investments, is a mathematical technique used principally to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities.

U.S. Government securities are actively traded on a daily basis and the pricing services are able to obtain bid and ask quotes for identical assets by CUSIP. Commercial paper, Government-sponsored enterprises, and corporate notes investments are also actively traded, however, the pricing services are only able to obtain bid and ask quotes for similar assets. As such, U.S. Government securities are classified within Level 1 and commercial paper, Government-sponsored enterprises, and corporate notes investments are classified within Level 2.

Fair value of exchange-traded contracts is based upon exchange settlement prices. The investments in money market funds and futures contracts are valued using quoted market prices and are classified within Level 1. The Fund uses some, and when applicable, all of these financial instruments as part of its trading activities. The recorded values of commercial paper, Government-sponsored enterprises, U.S. Government securities and corporate notes are based on amortized cost carrying amounts due to the short-term maturity of the instruments and are classified within Level 1 or 2. Therefore, their carrying amounts approximate their fair values.

The following table presents the Fund’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2008:

Sage Fund Limited Partnership
Notes to the Financial Statements
Years Ended December 31, 2008 and 2007

	Level 1	Level 2	Total
Equity in broker trading accounts
Futures contracts	$9,125,848	$-	$9,125,848
U.S. Government securities	4,498,180	-	4,498,180
Commercial paper	-	19,576,904	19,576,904
Government-sponsored enterprises	-	9,138,786	9,138,786
Corporate notes	-	4,013,516	4,013,516
Cash and cash equivalents
Money market funds	14,744,435	-	14,744,435

There were no Level 3 holdings as of December 31, 2008 or during the year ended December 31, 2008.

Reclassification:

Certain amounts in the 2007 financial statements have been reclassified to conform with the 2008 presentation.

Foreign Currency Transactions:

The Fund’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently as part of net trading gains and losses.

Recently Adopted Accounting Pronouncements:

In January 2008, the Fund adopted the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (“FIN 48”).  This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements.  FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements.  It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties.  Adoption of FIN 48 did not have a material effect on the Fund’s financial position or results of operations.

Sage Fund Limited Partnership
Notes to the Financial Statements
Years Ended December 31, 2008 and 2007

In April 2007, the FASB issued Interpretation No. 39-1, Amendment of FASB Interpretation No. 39 (“FIN 39-1”).  FIN 39-1 defines “right of setoff” and specifies what conditions must be met for a derivative contract to qualify for this right of setoff.  It also addresses the applicability of a right of setoff to derivative instruments and clarifies the circumstances in which it is appropriate to offset amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting arrangement and fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) arising from the same master netting arrangement as the derivative instruments.  This interpretation is effective for fiscal years beginning after November 15, 2007.  The adoption of FIN 39-1 did not have a material impact on the Fund’s financial statements.

Recent Accounting Pronouncements:

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133. It also applies to non-derivative hedging instruments and all hedged items designated and qualifying as hedges under SFAS 133. SFAS 161 amends the current qualitative and quantitative disclosure requirements for derivative instruments and hedging activities set forth in SFAS 133 and generally increases the level of disaggregation that will be required in an entity’s financial statements. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 is effective for the Fund in its year ending December 31, 2009. As this pronouncement is only disclosure related, it will not have an impact on the Fund’s financial position or results of operations.

Note 2:	GENERAL PARTNER

The General Partner of the Fund is Steben & Company, Inc. (the “General Partner”), which conducts and manages the business of the Fund.  During the years ended December 31, 2008 and 2007, the General Partner did not maintain a capital balance in the Fund; however, the sole shareholder of the General Partner had an investment in Class A and Class B Units.

During the years ended December 31, 2008 and 2007, the General Partner received the following compensation:

Sage Fund Limited Partnership
Notes to the Financial Statements
Years Ended December 31, 2008 and 2007

•	Class A Interests incur a monthly management fee equal to 1/12 of 1.10 percent (1.10 percent per annum) of the net asset value of the Class A Interests as of the last day of each month.

•
Class A Interests incur a monthly selling agents’ fee equal to 1/12 of 3.00 percent (3.00 percent per annum) of the net asset value of the Class A Interests as of the last day of each month. The General Partner, in turn, pays the selling agents’ fees to the respective selling agents. If the selling agents’ fees are not paid to the selling agent, or the General Partner was the selling agent, such portions of the selling agents’ fees are retained by the General Partner.

Pursuant to the terms of the Limited Partnership Agreement, the General Partner receives or pays 1 percent of any increase or decrease in the Fund’s net assets, as defined.  Such amount is reflected as the General Partner 1 percent allocation in the statements of financial condition and the statements of operations.

Note 3:	COMMODITY TRADING ADVISOR

The Fund has an Advisory Agreement with the Trading Advisor, pursuant to which the Fund pays the Trading Advisor a monthly management fee equal to a certain percentage per annum of allocated net assets (as defined in the Advisory Agreement) and a quarterly incentive fee equal to a certain percentage of Trading Profits (as defined in the Advisory Agreement).

Note 4:	DEPOSITS WITH BROKER

The Fund deposits funds with its futures broker, subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of U.S. Government securities and cash with such broker. The Fund earns interest income on its assets deposited with the broker.

Note 5:	OPERATING EXPENSES

The Fund is responsible for all of its operating expenses such as accounting, audit, legal, administrative, marketing and offering expenses.  Operating expenses also include salary and administrative costs incurred by the General Partner relating to marketing and administration of the Fund, such as salaries and commissions of General Partner marketing personnel, and administrative employee salaries and related costs.  Pursuant to the terms of the Limited Partnership Agreement, operating expenses that exceed 1 percent of the average month-end net assets of the Fund are the responsibility of the General Partner.  For the years ended December 31, 2008 and 2007, actual operating expenses exceeded this 1 percent (pro rated operating expense limitation) of average month-end net assets of the Fund by $189,921 and $255,393, respectively, with such amount included in operating expenses waived in the statement of operations.  Additionally, during the years ended December 31, 2008 and 2007, the General Partner voluntarily paid $124,776 and $73,951, respectively, of operating expenses of the Fund, with such amounts also included in operating expenses waived in the statements of operations.  As of December 31, 2008 and 2007, $125,530 and $58,150, respectively, were payable to the General Partner for operating expenses not waived.  Such amounts are presented as accounts payable – General Partner in the statements of financial condition.

Sage Fund Limited Partnership
Notes to the Financial Statements
Years Ended December 31, 2008 and 2007

Note 6:	SUBSCRIPTIONS, DISTRIBUTIONS, AND REDEMPTIONS

Investments in the Fund are made by subscription agreement, subject to acceptance by the General Partner. Units are sold at the net asset value per Class A unit as of the close of business on the last day of the month in which the subscription is accepted. Investors whose subscriptions are accepted are admitted as Limited Partners as of the beginning of the month following the month in which their subscriptions were accepted. At December 31, 2008 and 2007, the Fund had received subscriptions of $1,513,541 and $2,355,689, respectively, which were additions to the Fund effective subsequent to December 31, 2008 and December 31, 2007, respectively.

The Fund is not required to make distributions, but may do so at the sole discretion of the General Partner. A Limited Partner may request and receive redemption of Class A units owned at the end of any month, subject to 5 days written notice to the General Partner and restrictions in the Limited Partnership Agreement.

The General Partner may require a limited partner to redeem from the Fund if the General Partner deems the redemption (a) necessary to prevent or correct the occurrence of a nonexempt prohibited transaction (see SA-4, “Investment by Employee Benefit Plans”) under the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code of 1986, as amended, or (b) beneficial to the Fund or (c) necessary to comply state, federal, or other self-regulatory organization regulations.

Note 7:	TRADING ACTIVITIES AND RELATED RISKS

The Fund engages in the speculative trading of futures in the United States and internationally. The Fund is exposed to both market risk, the risk arising from changes in the fair value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

Purchase and sale of futures contracts requires margin deposits with the brokers. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker’s proprietary activities. A customer’s cash and other property (for example, U.S. Government securities) deposited with a broker are considered commingled with all other customer funds subject to the broker’s segregation requirements. In the event of a broker’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than (or none of) the total cash and other property deposited. The Fund utilizes Newedge USA, LLC, as its futures broker.

The Fund has a substantial portion of its assets on deposit with financial institutions in connection with its cash management activities. In the event of a financial institution’s insolvency, recovery of Fund assets on deposit may be limited to account insurance or other protection afforded such deposits.

The Fund utilizes Newedge USA, LLC, UBS Financial Services, Inc. and Bank of America as cash management securities brokers for the investment of some margin excess amounts into short-term fixed income instruments including high grade commercial paper (interest bearing with some credit risk), U.S. Government securities and Government-sponsored enterprises (interest bearing and credit risk free) with durations of less than one year. The Fund invests in certain commercial paper issued by an affiliate of UBS Financial Services, Inc.

Sage Fund Limited Partnership
Notes to the Financial Statements
Years Ended December 31, 2008 and 2007

For futures contracts, risks arise from changes in the fair value of the contracts. Theoretically, the Fund is exposed to a market risk equal to the value of futures contracts purchased and unlimited liability on such contracts sold short.

In addition to market risk, in entering into commodity interest contracts there is a credit risk that a counterparty will not be able to meet its obligations to the Fund. The counterparty for futures and options on futures contracts traded in the

United States and on most non-U.S. futures exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by the corporate members of the clearinghouse who are required to share any financial burden resulting from the nonperformance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members, like some non-U.S. exchanges, it is normally backed by a consortium of banks or other financial institutions.

The Fund trades only with those counterparties that it believes to be creditworthy. All positions of the Fund are valued each day at fair value. There can be no assurance that any clearing member, clearinghouse or other counterparty will be able to meet its obligations to the Fund.

The unrealized gain on open futures contracts is comprised of the following:

	Futures Contracts (exchange traded)
	December 31, 2008	December 31, 2007
Gross unrealized gains	$10,893,343	$5,614,098
Gross unrealized losses	(1,767,495)	(1,243,208)
Net unrealized gain on open futures contracts	$9,125,848	$4,370,890

The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. The Limited Partners bear the risk of loss only to the extent of the fair value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Note 8:	CLASSES OF INTEREST AND DUE FROM REFCO CAPITAL MARKETS, LTD.

The Fund currently has Class A Units. The General Partner may offer additional Units at its discretion. The Fund held a portion of its assets at Refco Capital Markets, Ltd. (“RCM”), a derivatives dealer affiliated with Refco, Inc.

Sage Fund Limited Partnership
Notes to the Financial Statements
Years Ended December 31, 2008 and 2007

("Refco").  On October 17, 2005, Refco and several of its subsidiaries, including RCM, filed for bankruptcy.  Class B Units were created effective October 31, 2005 as a result of the RCM bankruptcy.  As of that date, approximately 6.89 percent of the Fund’s net assets, in the form of cash totaling $1,184,068 was held at RCM.  The value of the Class B Units was determined to be $1,180,023 as of the bankruptcy date.  Class B Units were created to segregate the receivable from RCM from the more liquid portions of the Fund that are available for trading purposes and for redemption by partners as requested. On or about July 17, 2006, the Fund filed two claims relating to the Refco bankruptcy; one against the estate of RCM and the other against Refco Group, Ltd., LLC (“RGL”).

In October 2007, the Fund sold both the RCM and RGL claims in exchange for 92% of the amount originally frozen at RCM, adjusted by the distributions the Fund had already received. As a result, the Fund recorded a gain of $378,902; as presented in the statement of operations for the year ended December 31, 2007, representing the difference between the sales proceeds and the amount previously deemed to be collectible. As of December 31, 2007, all Class B Units were redeemed or transferred to Class A Units and there were no longer Class B Units in the Fund.

Note 9:	INDEMNIFICATIONS

In the normal course of business, the Fund may enter into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Fund’s maximum exposure under these arrangements cannot be estimated.  However, the Fund believes that it is unlikely it will have to make material payments under these arrangements and has not recorded any continent liability in the financial statements for such indemnifications.

Sage Fund Limited Partnership
Notes to the Financial Statements
Years Ended December 31, 2008 and 2007

Note 10:	FINANCIAL HIGHLIGHTS

The following information presents per unit operating performance data and other supplemental financial data for the years ended December 31, 2008 and 2007.  This information has been derived from information presented in the financial statements.

	2008		2007
	Class A	Class B	Class A	Class B
	Interests	Interests	Interests	Interests
Per Unit Performance (for a unit outstanding throughout the entire year)

Net asset value per unit at beginning of year	$1,959.96	$-	$2,040.95	$1,044.65

Income (loss) from operations:
Gain (loss) from trading(1)	1,303.90	-	(34.62)	-
Net investment loss(1)	(416.67)	-	(46.67)	-
Gain on sale of Refco receivable	-	-	-	560.34
Total income (loss) from operations	887.23	-	(80.99)	560.34

Final distribution or transfer	-	-	-	(1,604.99)

Net asset value per unit at end of year	$2,847.19	$-	$1,959.96	$-

Total return	45.27%	-%	(3.97%)	53.64%

Supplemental data
Ratios to average net asset value:
Expenses prior to advisor incentive fee (2) (3)	6.57%	-%	6.21%	-%
Advisor incentive fee	14.06%	-%	0.96%	-%

Total expenses	20.63%	-%	7.17%	-%

Net investment income (loss) (2),(3)	(17.97%)	-%	(2.39%)	-%

Total returns are calculated based on the change in value of a Class A and Class B unit during the year.  An individual partner’s total returns and ratios may vary from the above total returns and ratios based on the timing of contributions and redemptions.

(1)
The net investment income (loss) per unit is calculated by dividing the net investment income (loss) by the average number of Class A or Class B units outstanding during the year. Gain (loss) from trading is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information.  Such balancing amount may differ from the calculation of gain (loss) from trading per unit due to the timing of trading gains and losses during the period relative to the number of units outstanding.

Sage Fund Limited Partnership
Notes to the Financial Statements
Years Ended December 31, 2008 and 2007

(2) All of the ratios under the supplemental data for Class A units are computed net of voluntary and involuntary waivers of operating expenses.  For 2008 and 2007, the ratios are net of the 0.25 percent effect of the voluntary waiver of operating expenses. Both the nature and the amounts of the waivers are more fully explained in Note 5.
(3) The net investment income (loss) includes interest income, which is then reduced by all expenses and excludes gain (loss) from trading activities and brokerage commissions. The resulting amount is divided by the average net asset value for the year.